Exhibit 99.1

PCSB Financial Corporation Announces First Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; October 29, 2020 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $2.7 million, or $0.18 per diluted share, for the three months ended September 30, 2020 compared to $3.0 million, or $0.19 per diluted share, for the three months ended June 30, 2020 and $2.8 million, or $0.18 per diluted share, for the three months ended September 30, 2019.

On a non-GAAP basis, which excludes certain nonrecurring items, the Company recorded adjusted net income of $2.7 million, or $0.17 per diluted share, for the three months ended September 30, 2020 compared to adjusted net income of $2.9 million, or $0.19 per diluted share, for the three months ended June 30, 2020 and $2.4 million, or $0.15 per diluted share, for the three months ended September 30, 2019. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

On October 21, 2020, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share. The dividend is payable on or about November 27, 2020 to stockholders of record as of the close of business on November 13, 2020.

First Quarter Highlights

•	Earnings before income taxes and provision for loan losses of $3.5 million for the quarter decreased $556,000 or 13.6% from the linked quarter and $429,000 or 10.8% from the same quarter last year.
•	Net interest income of $11.6 million for the current quarter increased $118,000 or 1.0% from the linked quarter but decreased $421,000 or 3.5% from the same quarter last year.
•	The net interest margin was 2.69% for the quarter, a decrease from 2.72% in the linked quarter and 3.03% for the same quarter last year.
•	Cost of interest-bearing deposits was 0.80% for the quarter, a decrease from 0.97% in the linked quarter and 1.20% for the same quarter last year.
•

The efficiency ratio was 70.68% for the quarter compared to 68.85% for the prior year quarter. The adjusted efficiency ratio (non-GAAP) was 71.28% for the quarter compared to 71.80% for the prior year quarter. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

•	Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.25 billion for the current quarter, an increase of 6.2% compared to the same quarter last year.
•	Average deposits of $1.39 billion for the current quarter, an increase of 12.6% compared to the same quarter last year.
•	Non-performing loans decreased $1.3 million year-over-year to $2.1 million, equating to 0.17% of total net loans receivable as of September 30, 2020.

President’s Comments

“While we navigate through these unprecedented times there continue to be many challenges facing the country and the banking industry as a whole,” said Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation.  “Although the economy appears to be improving it remains in an uncertain position due to the prolonged pandemic.  We continue to take actions to protect the health and well-being of our employees and assistance to our customers in addressing their financial needs.  Our credit team has worked closely with those customers coming off payment deferrals and on a very positive note, we have currently seen almost 90% of them back to making their full monthly payments.  This leaves less than 2% of the loan portfolio still in deferral status as of September 30, 2020.  However, because these are still uncertain times we will continue to carefully monitor those high-risk industry sectors mostly affected by the pandemic.  Additionally, our team will be assisting those small businesses as they begin the SBA’s loan application forgiveness process.”

“Meanwhile, we have seen strong deposit growth over the last two quarters. Our unparalleled customer service has allowed us to accelerate the growth in our customer base despite these uncertain economic times, by increasing the depth of our existing customer relationships, as well as increasing penetration into our local markets. Expanding the use of electronic and mobile banking products has enhanced the customer experience and will position us for more efficient operations going forward.”

“As to our first quarter’s results, adjusted net income of $2.7 million, which excludes certain nonrecurring items, shows a slight decrease ($260,000) from the previous quarter which included an additional $685,000 in swap income; however, it increased 10% compared to the year-ago period.  I am pleased that in this stressed economic environment core earnings, when you exclude swap income, increased considerably and remains strong. During the September quarter we announced that our Board of Directors approved our third share repurchase program.  We believe that our stable financial performance, high level of capital and strong asset quality affords us the opportunity to purchase the Company’s stock at discounted levels, creating additional value for our shareholders.”

“While the ultimate impact of the pandemic is difficult to predict, management believes the Company is well-positioned to weather this crisis and continue to deliver long-term growth and profitability for our shareholders.”

COVID-19 Response and Impact

In response to the COVID-19 pandemic, the Company has been active in providing assistance to our customers, as well as assessing the risks and potential impact on the Company’s financial position, including credit quality, earnings and capital. The following is a summary of these actions through September 30, 2020:

Loan Payment Deferrals

The COVID-19 pandemic has created extensive disruptions to the local economy and our customers. Throughout the pandemic and as of September 30, 2020, the Company has granted loan payment deferrals for 331 consumer and commercial loans whose borrowers have demonstrated financial hardship caused by COVID-19 with loan balances totaling $223.4 million. The table below summarizes the deferrals granted and their status for loans outstanding as of September 30, 2020 (dollar amounts in thousands):

			Remain on deferral as of 9/30/20			No longer on deferral as of 9/30/2020
	Number of loans	Recorded Investment	Number of loans	Recorded Investment	% of Total Amount Granted Deferral	Number of loans	Recorded Investment	% of Total Amount Granted Deferral	% of Loans 30 Days or More Past Due
Consumer	109	$31,235	17	$6,614	21.2%	92	$24,621	78.8%	0.8%
Commercial	210	180,758	11	15,140	8.4	199	165,618	91.6	0.3
Total	319	$211,993	28	$21,754	10.3%	291	$190,239	89.7%	0.4%

Of the loans still on deferral as of September 30, 2020, $17.4 million are scheduled to resume payments prior to October 31, 2020, with the remainder scheduled to resume payments prior to January 31, 2021. As we continue to assess the borrowers’ financial condition and individual circumstances in the coming weeks and months, additional payment deferrals may be granted.

Risk Assessment and Financial Impact

Capital

The Company’s capital position is strong. At September 30, 2020, all of the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. Specifically, the Bank’s Tier 1 Leverage Ratio was 12.41% as of September 30, 2020, which represents approximately 2 ½ times the well-capitalized regulatory standard of 5%. Additionally, as of September 30, 2020, PCSB Financial Corporation (parent of PCSB Bank) has $37.3 million of additional funds that could be contributed to the Bank as capital, which would result in a proforma Tier 1 Leverage ratio of 14.48%.

Credit Risk

The Company has taken actions to identify, assess and address its COVID-19-related credit exposure. Many factors are unknown, including the ultimate impacts of the government fiscal and monetary stimulus and relief measures, payment deferral programs, as well as the medium and long-term impacts COVID-19 may have on our consumer and commercial borrowers, particularly if negative trends in COVID-19 cases should result in additional business shutdowns. The following table provides, as of September 30, 2020, the Company’s commercial and construction loan exposures to those industries the Company believes to be the most directly and significantly impacted by the pandemic:

Industry Sector:	Total balance outstanding as of September 30, 2020 (1) (amounts in thousands)	% of total loans receivable	% secured by real estate collateral	% granted payment deferral (4)	% remaining on deferral as of 9/30 (4)	Loan-to-Value % (5)
Retail (2)	$135,353	11.0%	98.2%	32.9%	-%	50.8%
Mixed-use with retail component	103,531	8.4	100.0	21.5	-	53.0
Hotels and accommodation services (3)	32,259	2.6	100.0	31.5	23.7	59.8
Food service (incl. restaurants)	26,376	2.1	96.3	65.1	22.9	54.3
Arts, entertainment and recreation	10,008	0.8	97.9	29.8	-	56.8
Total	$307,527	24.9%	98.8%	31.6%	4.5%	53.0%

(1)	Excludes PPP loans.
(2)	Includes $74.3 million of loans supported by properties with credit-rated or anchored tenants.
(3)	Includes one construction relationship with an outstanding balance of $4.8 million.
(4)

Percentage of total balance outstanding. All loans remaining on deferral as of September 30, 2020 are secured by real estate, with a weighted average loan-to-value ratio of 54.3% as of September 30, 2020.

(5)	Generally based on collateral values upon origination.

As of September 30, 2020, the Company had no exposure to leveraged lending, shared national credits, energy exploration or credit cards.

Income Statement Summary

Net interest income was $11.6 million for the quarter ended September 30, 2020, an increase of $118,000, or 1.0%, compared to the quarter ended June 30, 2020, and a decrease of $421,000, or 3.5%, compared to the quarter ended September 30, 2019. The decrease in net interest income compared to the prior year period is primarily the result of a 34 basis point decrease in net interest margin, partially offset by an increase in average interest-earning assets of $138.8 million, or 8.7%. The increase in net interest income compared to the prior quarter is primarily the result of an increase in average interest-earning assets of $42.3 million, partially offset by a 3 basis point decrease in net interest margin.

The net interest margin was 2.69% for the current quarter reflecting decreases of 3 basis points compared to 2.72% in the prior quarter and 34 basis points compared to 3.03% in the prior year quarter. Despite continued asset growth, along with a decrease in funding costs, margin compression has resulted from significant decreases in market interest rates over the past year, stemming from decreases in the Fed Funds rate in mid-March, which has disproportionately reduced asset yields. The reduction in funding costs has continued in the current quarter, however, the significant increase in cash and cash equivalents, driven by the significant increase in deposits experienced in the prior quarter, has resulted in a less profitable asset mix.

The yield on interest-earning assets for the current quarter was 3.36%, a 16 basis point decrease from the prior quarter and a 68 basis point decrease from the prior year quarter. Despite significant loan portfolio growth, decreases in market interest rates driven most significantly by Fed Funds rate cuts in mid-March, the origination of lower yielding PPP loans, as well as the significant increases in liquidity over the last quarter has decreased asset yields.

The cost of interest-bearing deposits was 0.80% for the current quarter, a decrease of 17 basis points from 0.97% in the prior quarter and 40 basis points from 1.20% in the prior year quarter. In response to the significant decrease in market interest rates in mid-March, deposit rate reductions were implemented, the effects of which have been realized in the last two quarters. At September 30, 2020, the weighted average cost of interest-bearing deposits was 0.66%. The cost of interest-bearing liabilities was 0.89% for the current quarter, a decrease of 16 basis points from 1.05% in the prior quarter and 43 basis points from 1.32% in the prior year quarter. Over the remainder of the current fiscal year, the Company has $77.5 million of wholesale funding maturing, including FHLB advances and brokered time deposits, with a weighted average cost of 2.29%.

The provision for loan losses was $109,000 for the three months ended September 30, 2020 compared to $335,000 for the same quarter in 2019. Charge-offs, net of recoveries, were $76,000 for the three months ended September 30, 2020 compared to $17,000 for the three months ended June 30, 2020 and $6,000 for the three months ended September 30, 2019.  Non-performing loans as a percent of total loans receivable was 0.17% as of September 30, 2020, an increase from 0.14% as of June 30, 2020 and a decrease from 0.29% as of September 30, 2019.

Noninterest income of $594,000 for the three months ended September 30, 2020 decreased $583,000 compared to the linked quarter and $171,000 compared to the prior year period. The decrease compared to the linked quarter was primarily due to a $685,000 decrease in swap income, partially offset by a $95,000 increase in fees and service charges. The decrease compared to the prior year period was primarily due to decreases of $80,000 in fees and service charges, $41,000 in swap income and $47,000 in gains on the sale of foreclosed real estate. The reduction in fees and service charge income compared to the prior year quarter was due to the combined effects of reduced customer transaction activity since the start of the COVID-19 pandemic and our waiver of certain overdraft fees, ATM usage fees, wire and CD early withdrawal fees in response to COVID-19, as required by emergency regulations promulgated by the New York State Department of Financial Services. The Company began waiving such fees in accordance with these regulations on or about March 20, 2020, with approximately $175,000 in fees waived or lost in the linked quarter. The Company reinstituted these fees on July 15, 2020, resulting in the increased fees compared to the linked quarter, however, we expect to continue to be subject to some level of reduced customer activity and waivers based on customer-specific circumstances.

Noninterest expense of $8.6 million for the three months ended September 30, 2020 increased $91,000 compared to the linked quarter and decreased $163,000 compared to the same period in 2019. The increase compared to the linked quarter was primarily due to increases of $108,000 in salaries and benefits, $74,000 in communication and data processing and $72,000 in all other non-interest expenses, partially offset by a $163,000 decrease in professional fees. The decrease compared to the prior year quarter was caused primarily by decreases of $256,000 in retirement costs and $65,000 in all other expenses, partially offset by increases in FDIC insurance premiums of $113,000 and communications and data processing fees of $45,000. The Bank applied small bank assessment credits of $98,000 which fully offset its FDIC assessment for the prior year quarter. All available credits were applied as of June 30, 2020.

The effective income tax rate was 20.7% for the three months ended September 30, 2020, as compared to 22.3% for the three months ended September 30, 2019. The Company expects an effective tax rate of approximately 22.0% for the year ending June 30, 2021.

Balance Sheet Summary

Total assets were unchanged at $1.79 billion at September 30, 2020.  However, the mix of assets changed due to a decrease of $33.0 million in net loans receivable, partially offset by increases of $26.4 million in cash and cash equivalents and $5.3 million in total investment securities. The $33.0 million decrease in net loans receivable was the result of decreases in commercial mortgages of $12.9 million, residential mortgages of $10.4 million and commercial loans of $8.7 million, which included a decrease in PPP loans of $13.9 million. The increase in cash and cash equivalents is a result of an increase in deposits and reduced loan originations experienced during the quarter due to reduced economic activity resulting from the COVID-19 pandemic.

Total liabilities were unchanged at $1.52 billion at September 30, 2020.  However, the mix of liabilities changed due to a $3.8 million increase in deposits which was largely offset by a $3.7 million decrease in escrow accounts. Following a $93.7 million or 7.3% increase in deposits in the linked quarter, the Company continued to see deposit inflows in the current quarter, the result of numerous economic trends associated with COVID-19, including reduced consumer and commercial spending, and various forms of government stimulus.

Total shareholders’ equity decreased $34,000 to $273.7 million at September 30, 2020. This decrease was primarily due to the repurchase of $3.4 million of common stock and $630,000 of cash dividends declared and paid, partially offset by net income of $2.7 million and $1.1 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period.

At September 30, 2020, the Company’s book value per share and tangible book value per share were $16.45 and $16.07, respectively, compared to $16.20 and $15.82, respectively, at June 30, 2020. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At September 30, 2020, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the recent COVID-19 pandemic, including its impact on our business and operations, including the impact of lost fee revenue and operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	September 30,	June 30,
	2020	2020
ASSETS
Cash and due from banks	$161,387	$135,045
Federal funds sold	1,352	1,257
Cash and cash equivalents	162,739	136,302
Held to maturity debt securities, at amortized cost (fair value of $293,810 and $281,497, respectively)	287,370	275,772
Available for sale debt securities, at fair value	31,139	37,426
Total investment securities	318,509	313,198
Loans receivable, net of allowance for loan losses of $8,672 and $8,639, respectively	1,227,913	1,260,947
Accrued interest receivable	6,729	6,880
FHLB stock	6,307	6,308
Premises and equipment, net	20,195	20,853
Deferred tax asset, net	3,400	3,129
Bank-owned life insurance	25,151	25,019
Goodwill	6,106	6,106
Other intangible assets	209	229
Other assets	13,817	12,958
Total assets	$1,791,075	$1,791,929
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,193,168	$1,181,357
Non interest-bearing deposits	183,844	191,898
Total deposits	1,377,012	1,373,255
Mortgage escrow funds	6,420	10,123
Advances from Federal Home Loan Bank	106,056	106,089
Other liabilities	27,908	28,749
Total liabilities	1,517,396	1,518,216
Commitments and contingencies	-	-
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of September 30, 2020 and June 30, 2020, respectively)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,712,295 shares issued as of September 30, 2020 and June 30, 2020, and 16,634,237 and 16,898,137 shares outstanding as of September 30, 2020 and June 30, 2020, respectively)	187	187
Additional paid in capital	187,026	186,200
Retained earnings	143,386	141,288
Unearned compensation - ESOP	(10,901)	(11,145)
Accumulated other comprehensive loss, net of income taxes	(6,216)	(6,403)
Treasury stock, at cost (2,078,058 and 1,814,158 shares as of September 30, 2020 and June 30, 2020, respectively)	(39,803)	(36,414)
Total shareholders' equity	273,679	273,713
Total liabilities and shareholders' equity	$1,791,075	$1,791,929

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2020	2019
Interest and dividend income
Loans receivable	$12,547	$13,036
Investment securities	1,856	2,692
Federal funds and other	125	298
Total interest and dividend income	14,528	16,026
Interest expense
Deposits and escrow interest	2,432	3,301
FHLB advances	519	727
Total interest expense	2,951	4,028
Net interest income	11,577	11,998
Provision for loan losses	109	335
Net interest income after provision for loan losses	11,468	11,663
Noninterest income
Fees and service charges	322	402
Swap income	129	170
Bank-owned life insurance	132	137
Other	11	56
Total noninterest income	594	765
Noninterest expense
Salaries and employee benefits	5,607	5,764
Occupancy and equipment	1,318	1,315
Communications and data processing	576	531
Professional fees	400	404
Postage, printing, stationery and supplies	139	140
Advertising	100	100
Amortization of intangible assets	20	24
FDIC assessment	113	-
Other operating expenses	351	509
Total noninterest expense	8,624	8,787
Net income before income tax expense	3,438	3,641
Income tax expense	710	812
Net income	$2,728	$2,829
Earnings per common share:
Basic	$0.18	$0.18
Diluted	$0.18	$0.18
Weighted average common shares outstanding:
Basic	15,302,838	15,979,762
Diluted	15,302,949	16,082,276

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,252,595	$12,547	4.00%	$1,263,600	$12,808	4.06%	$1,142,025	$13,036	4.56%
Investment securities	315,292	1,856	2.35	304,383	1,896	2.49	399,190	2,692	2.70
Other interest-earning assets	158,038	125	0.31	115,652	117	0.41	45,914	298	2.58
Total interest-earning assets	1,725,925	14,528	3.36	1,683,635	14,821	3.52	1,587,129	16,026	4.04
Non-interest-earning assets	71,926			70,120			70,266
Total assets	$1,797,851			$1,753,755			$1,657,395

Liabilities and equity:
NOW accounts	$149,466	89	0.24	$140,954	79	0.23	$119,852	57	0.19
Money market accounts	250,297	238	0.38	218,023	289	0.53	149,880	463	1.23
Savings accounts and escrow	360,091	202	0.22	343,472	192	0.22	362,569	232	0.25
Time deposits	443,487	1,903	1.70	470,279	2,288	1.95	459,348	2,549	2.20
Total interest-bearing deposits	1,203,341	2,432	0.80	1,172,728	2,848	0.97	1,091,649	3,301	1.20
FHLB advances	106,067	519	1.94	106,099	514	1.94	121,855	727	2.37
Total interest-bearing liabilities	1,309,408	2,951	0.89	1,278,827	3,362	1.05	1,213,504	4,028	1.32
Non-interest-bearing deposits	184,085			176,146			140,627
Other non-interest-bearing liabilities	28,958			23,505			21,211
Total liabilities	1,522,451			1,478,478			1,375,342
Total shareholders' equity	275,400			275,277			282,053
Total liabilities and shareholders' equity	$1,797,851			$1,753,755			$1,657,395

Net interest income		$11,577			$11,459			$11,998
Interest rate spread (1)			2.47			2.47			2.72
Net interest margin (2)			2.69			2.72			3.03
Average interest-earning assets to interest-bearing liabilities	131.81%			131.65%			130.79%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents annualized net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Condensed Balance Sheets
Cash and cash equivalents	$162,739	$136,302	$84,912	$62,835	$37,797
Total investment securities	318,509	313,198	309,618	327,835	379,007
Loans receivable, net	1,227,913	1,260,947	1,220,682	1,183,740	1,163,254
Other assets	81,914	81,482	80,663	74,757	78,550
Total assets	$1,791,075	$1,791,929	$1,695,875	$1,649,167	$1,658,608

Total deposits and escrow	$1,383,432	$1,383,378	$1,287,510	$1,261,663	$1,241,458
Advances from Federal Home Loan Bank	106,056	106,089	106,121	86,153	111,185
Other liabilities	27,908	28,749	29,827	21,512	24,443
Total liabilities	1,517,396	1,518,216	1,423,458	1,369,328	1,377,086
Total shareholders' equity	273,679	273,713	272,417	279,839	281,522
Total liabilities and shareholders' equity	$1,791,075	$1,791,929	$1,695,875	$1,649,167	$1,658,608

	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Condensed Income Statements
Interest income	$14,528	$14,821	$15,334	$15,729	$16,026
Interest expense	2,951	3,362	3,809	4,032	4,028
Net interest income	11,577	11,459	11,525	11,697	11,998
Provision for loan losses	109	309	2,008	412	335
Noninterest income	594	1,177	580	547	765
Noninterest expense	8,624	8,533	8,520	8,794	8,787
Income before income tax expense	3,438	3,794	1,577	3,038	3,641
Income tax expense	710	834	360	685	812
Net income	$2,728	$2,960	$1,217	$2,353	$2,829

Earnings per share:
Basic	$0.18	$0.19	$0.08	$0.15	$0.18
Diluted	$0.18	$0.19	$0.08	$0.14	$0.18

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Performance Ratios (1):
Return on average assets	0.61%	0.68%	0.29%	0.57%	0.68%
Return on average equity	3.96%	4.30%	1.77%	3.35%	4.01%
Interest rate spread	2.47%	2.47%	2.60%	2.63%	2.72%
Net interest margin	2.69%	2.72%	2.89%	2.93%	3.03%
Efficiency ratio	70.86%	67.53%	70.38%	71.82%	68.85%
Adjusted efficiency ratio (2)	71.28%	67.74%	70.87%	72.55%	71.80%

Noninterest income to average assets	0.13%	0.27%	0.14%	0.13%	0.18%
Noninterest expense to average assets	1.92%	1.95%	2.06%	2.11%	2.12%

Average interest-earning assets to average interest-bearing liabilities	131.81%	131.65%	129.78%	130.45%	130.79%
Average equity to average assets	15.32%	15.70%	16.60%	16.89%	17.02%
Dividend payout ratio (3)	23.09%	21.25%	52.01%	27.62%	23.29%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Loans to deposits	89.17%	91.82%	95.40%	94.58%	94.27%

Share Data:
Shares outstanding	16,634,237	16,898,137	16,898,137	17,372,308	17,624,239
Book value per common share	$16.45	$16.20	$16.12	$16.11	$15.97
Tangible book value per common share (4)	$16.07	$15.82	$15.74	$15.74	$15.61

Asset Quality Ratios:
Non-performing loans receivable	$2,083	$1,795	$1,802	$1,618	$3,425
Non-performing assets	$2,083	$1,795	$1,802	$1,897	$4,281
Allowance for loan losses as a percent of total loans receivable	0.70%	0.68%	0.68%	0.52%	0.51%
Allowance for loan losses as a percent of non-performing loans receivable	416.32%	481.28%	463.15%	384.18%	174.98%
Non-performing loans as a percent of total loans receivable, net	0.17%	0.14%	0.15%	0.14%	0.29%
Non-performing assets as a percent of total assets	0.12%	0.10%	0.11%	0.12%	0.26%

Net charge-offs (recoveries)	$76	$17	$(122)	$189	$6
Net charge-offs (recoveries) to average outstanding loans during the period (1)	0.02%	0.01%	(0.04%)	0.06%	0.00%

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.41%	12.51%	13.19%	13.00%	12.89%
Common equity Tier 1 capital (to risk-weighted assets)	17.56%	16.98%	16.80%	17.24%	17.16%
Tier 1 capital (to risk-weighted assets)	17.56%	16.98%	16.80%	17.24%	17.16%
Total capital (to risk-weighted assets)	18.24%	17.65%	17.44%	17.74%	17.64%

(1) Performance ratios for quarter ended periods are annualized.

(2) Adjusted efficiency ratio is a non-GAAP measure and is defined as noninterest expense, less certain nonrecurring items, divided by operating revenue, which is equal to net interest income plus non-interest income excluding certain nonrecurring items. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the impact of certain one-time items and other discrete items that are unrelated to our core business. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(3) Dividends declared per share divided by net income per share.

(4) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding.  We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Mortgage loans:
Residential mortgages	$245,008	$255,382	$266,684	$262,441	$264,251
Commercial mortgage	794,248	807,106	775,378	741,171	726,315
Construction	11,512	11,053	24,929	22,787	18,830
Net deferred loan origination costs	666	739	925	1,054	1,202
Total mortgage loans	1,051,434	1,074,280	1,067,916	1,027,453	1,010,598
Commercial and consumer loans:
Commercial loans (1)	155,569	164,257	128,869	129,809	125,926
Home equity credit lines	29,249	29,838	30,994	31,460	31,503
Consumer and overdrafts	308	481	444	436	437
Net deferred loan origination costs	25	730	805	798	783
Total commercial and consumer loans	185,151	195,306	161,112	162,503	158,649
Total loans receivable	1,236,585	1,269,586	1,229,028	1,189,956	1,169,247
Allowance for loan losses	(8,672)	(8,639)	(8,346)	(6,216)	(5,993)
Loans receivable, net	$1,227,913	$1,260,947	$1,220,682	$1,183,740	$1,163,254

(1) Includes PPP loans of $35.7 million and $49.6 million of as of September 30, 2020 and June 30, 2020, respectively, and none at all other dates.

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Demand deposits	$183,844	$191,898	$145,844	$140,218	$141,567
NOW accounts	148,176	151,797	128,103	126,346	124,062
Money market accounts	253,176	239,942	192,779	162,208	151,652
Savings	349,805	343,352	330,310	354,078	350,250
Time deposits	442,011	446,266	482,550	468,764	466,374
Total deposits	$1,377,012	$1,373,255	$1,279,586	$1,251,614	$1,233,905

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$2,728	$2,960	$1,217	$2,353	$2,829

Adjustments (1):
Prepayment income on loans receivable and investment securities	(58)	(30)	(4)	(95)	(371)
Gain on sale of foreclosed real estate	-	-	(31)	-	(37)
Gain on sale of investment securities	-	-	(29)	-	-
Adjusted net income (Non-GAAP)	$2,670	$2,930	$1,153	$2,258	$2,421

Average number of common shares outstanding:
Basic	15,302,838	15,334,098	15,437,173	15,837,762	15,979,762
Diluted	15,302,949	15,334,098	15,447,217	15,909,855	16,082,276
Earnings per share (GAAP):
Basic	$0.18	$0.19	$0.08	$0.15	$0.18
Diluted	$0.18	$0.19	$0.08	$0.14	$0.18
Adjusted earnings per common share (Non-GAAP):
Basic	$0.17	$0.19	$0.07	$0.14	$0.15
Diluted	$0.17	$0.19	$0.07	$0.14	$0.15

(1) Amounts included in income before income tax expense are presented net of tax.

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PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2020	June 30, 2020	September 30, 2019
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin

Average interest-earning assets	$1,725,925	$1,683,635	$1,587,129

Interest and dividend income (GAAP)	$14,528	$14,821	$16,026
Less: Prepayment income on loans receivable and investment securities	(73)	(39)	(477)
Adjusted interest and dividend income (Non-GAAP)	$14,455	$14,782	$15,549

Yield on interest-earning assets (GAAP)	3.36%	3.52%	4.04%
Adjusted yield on interest-earning assets (Non-GAAP)	3.35%	3.51%	3.92%

Net interest income (GAAP)	$11,577	$11,459	$11,998
Less: Prepayment income on loans receivable and investment securities	(73)	(39)	(477)
Adjusted net interest income (Non-GAAP)	$11,504	$11,420	$11,521

Net interest margin (GAAP)	2.69%	2.72%	3.03%
Adjusted net interest margin (Non-GAAP)	2.67%	2.71%	2.90%

14

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,624	$8,533	$8,520	$8,794	$8,787

Net interest income (GAAP)	$11,577	$11,459	$11,525	$11,697	$11,998
Noninterest income (GAAP)	594	1,177	580	547	765
Total (GAAP)	12,171	12,636	12,105	12,244	12,763
Adjustments:
Prepayment income on loans receivable and investment securities	(73)	(39)	(5)	(123)	(477)
Gain on sale of foreclosed real estate	-	-	(40)	-	(47)
Gain on sale of investment securities	-	-	(38)	-	-
Adjusted total (Non-GAAP)	$12,098	$12,597	$12,022	$12,121	$12,239

Efficiency ratio (GAAP)	70.86%	67.53%	70.38%	71.82%	68.85%
Adjusted efficiency ratio (Non-GAAP)	71.28%	67.74%	70.87%	72.55%	71.80%

15

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$273,679	$273,713	$272,417	$279,839	$281,522
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(209)	(229)	(250)	(274)	(298)
Tangible common shareholders' equity (Non-GAAP)	$267,364	$267,378	$266,061	$273,459	$275,118

Common shares outstanding	16,634,237	16,898,137	16,898,137	17,372,308	17,624,239

Book value per share (GAAP)	$16.45	$16.20	$16.12	$16.11	$15.97
Adjustments:
Effects of intangible assets	(0.38)	(0.38)	(0.38)	(0.37)	(0.36)

Tangible book value per common share (Non-GAAP)	$16.07	$15.82	$15.74	$15.74	$15.61

16